Exhibit 10.4
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of May 29, 2007, to be effective as of the Effective Date (as defined below) by and between THOMAS H. KING (“Employee”) and ALLIED HOLDINGS, INC., a Georgia corporation (“Employer”).
W I T N E S S E T H:
     WHEREAS, Employer, through the Affiliates (as hereinafter defined), is engaged in the transportation of automobiles and light trucks from the manufacturer to retailers and others, including nontraditional car haulers involved in the vehicle distribution process and providing logistics and distribution services to the new and used vehicle distribution market and other segments of the automotive industry (the “Business”);
     WHEREAS, Employee has management skills of which Employer desires to avail itself; and
     WHEREAS, Employee and Employer are parties to the Employment Agreement, dated as of January 25, 2005, as amended (the “Prior Agreement”);
     WHEREAS, Employer and certain of its Affiliates (collectively, “Allied”) are presently in bankruptcy proceedings in the United States Bankruptcy Court for the Northern District of Georgia;
     WHEREAS, the Plan of Reorganization proposed by Allied, Yucaipa American Alliance Fund I, L.P. and Yucaipa American Alliance (Parallel) Fund I, L.P. and by Teamsters National Automobile Transportation Industry Negotiating Committee is proceeding to confirmation;
     WHEREAS, Employer intends to reject the Prior Agreement, effective as of the Effective Date;
     WHEREAS, Employer and Employee deem it to their respective best interest to outline the duties and obligations on and after the Effective Date, each to the other, by executing this Agreement;
     NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby mutually agree as follows:
     1. DEFINITIONS.
          (a) “Affiliate” means Axis Group, Inc., Allied Automotive Group, Inc., Allied Systems (Canada) Company, Allied Systems, Ltd. (L.P.), Transport Support, Inc., F. J. Boutell

Driveaway Co., Inc., Allied Freight Brokers, Inc. or QAT, Inc. “Reorganized Affiliate” means any Affiliate, as reorganized under the Plan of Reorganization, on or after the Effective Date.
          (b) “Base Salary” means the annual salary payable, and as adjusted, pursuant to Paragraph 4.
          (c) “Cause” means (i) the commission by Employee of an act constituting a felony and Employee’s conviction thereof; (ii) Employee’s prolonged absence of fifteen (15) or more days, without the consent of Employer, other than as a result of Employee’s Disability or permitted absence or vacation; (iii) conduct of Employee which amounts to fraud, dishonesty, gross or willful neglect of duties; or (iv) engaging in activities prohibited by Paragraphs 11, 12, 13, 14 or 15 hereof.
          (d) “Disability”, with respect to Employee, shall conclusively be deemed to have occurred (i) if Employee shall be receiving payments pursuant to a policy of long-term disability income insurance; or (ii) if Employee shall have no disability income coverage then in force, then if any insurance company insuring Employee’s life shall agree to waive the premiums due on such policy pursuant to a disability waiver of premium provision in the contract of life insurance; or (iii) if Employee shall have no disability waiver of premium provision in any contract of life insurance, then if Employee shall be receiving disability benefits from or through the Social Security Administration; provided, however, that in the event Employee’s disability shall, otherwise and in good faith, come into question (and, for purposes of this provision, “disability” shall mean the permanent and continuous inability of Employee to perform substantially all of the duties being performed immediately prior to Employee’s disability coming into question) for a period of not less than one hundred twenty (120) consecutive days, and a dispute shall arise with respect thereto, then Employee (or Employee’s personal representatives) shall appoint a medical doctor, Employer shall appoint a medical doctor, and said two (2) doctors shall, in turn, appoint a third party medical doctor who shall examine Employee to determine the question of disability and whose determination shall be binding upon all parties to this Agreement. All such medical doctors shall be duly licensed in the State of Georgia.
          (e) “Effective Date” means the effective date of the Plan of Reorganization.
          (f) “KERP” means the Allied Holdings, Inc. Amended Severance Pay and Retention and Emergence Bonus Plan for Key Employees, as in effect from time to time.
          (g) “Plan of Reorganization” means the Plan of Reorganization proposed by Allied, Yucaipa American Alliance Fund I, L.P., Yucaipa American Alliance (Parallel) Fund I, L.P. and by Teamsters National Automobile Transportation Industry Negotiating Committee, dated April 5, 2007, as amended.
          (h) “Reorganized Employer” means Allied Holdings, Inc. as reorganized under the Plan of Reorganization, on and after the Effective Date.

          (i) “Restricted Period” means the period commencing as of the date hereof and ending on that date twelve (12) months after the termination of Employee’s employment with Employer for any reason, whether voluntary or involuntary.
     2. EFFECTIVE DATE; TERMINATION OF PRIOR EMPLOYMENT AGREEMENT; TERM.
          (a) This Agreement shall amend and restate the Prior Agreement in its entirety, and shall supersede the Prior Agreement, effective as of the Effective Date. In the event that the Plan of Reorganization fails to become effective, this Agreement shall terminate and the Prior Agreement shall remain in effect.
          (b) Effective as of the Effective Date, the Prior Agreement shall be rejected and shall terminate and any and all rights, obligations and liabilities of the parties under the Prior Agreement shall terminate. Effective as of the Effective Date, Employee waives and releases any and all rights and claims against Employer or Reorganized Employer (or any Affiliate or Reorganized Affiliate) under, arising from or relating to the Prior Agreement (other than accrued, unpaid salary and vacation benefits).
          (c) Subject to the provisions hereinafter set forth, the term of this Agreement shall commence as of the Effective Date and shall expire one year after the Effective Date (the “Initial Term”) and shall extend for additional terms of one (1) year (each, a “Renewal Term”) unless either party gives written notice of non-extension not less than sixty (60) days prior to the end of a Term. As used herein, “Term” shall mean the then current Initial Term or Renewal Term, as the case may be.
     3. DUTIES.
          (a) Employee shall, during the Term, serve as Executive Vice President and Chief Financial Officer of Employer having duties, responsibilities, powers and authority which are consistent with senior management positions of like designation generally, but subject to the direction of the President and Chief Executive Officer of Allied Holdings, Inc. The Employee shall perform such executive, managerial and administrative duties as the President and Chief Executive Officer of Allied Holdings, Inc. may, from time to time, reasonably request. Employee shall not be required to permanently relocate outside the metropolitan Atlanta, Georgia area.
          (b) During the Term, Employee shall devote substantially all of Employee’s business time, energy and skill to performing the duties of Employee’s employment (vacations as provided hereunder and reasonable absences because of illness excepted), shall faithfully and industriously perform such duties, and shall use Employee’s best efforts to follow and implement all management policies and decisions of Employer which are lawful. Employee shall not become personally involved in the management or operations of any other company, partnership, proprietorship or other entity, other than any Affiliate, without the prior written consent of Employer; provided, however, that so long as it does not interfere with Employee’s employment hereunder, Employee may (1) serve as a director, officer or partner in a company that does not compete with the Business of Employer and the Affiliates so long as the aggregate amount of time spent by Employee in all such capacities shall not exceed twenty (20) hours per month, and (2) serve as an officer or director of, or otherwise participate in, educational, welfare, social, religious, civic, trade and industry-related organizations.
     4. BASE SALARY. For and in consideration of the services to be rendered by Employee pursuant to this Agreement, Employer shall pay to Employee, for each year during the Term, an annual salary of Three Hundred Thirty Thousand Dollars ($330,000.00) (the “Base Salary”), in installments in accordance with Employer’s payroll practices. Employee’s salary shall be reviewed by the Board of Directors of Employer or its Compensation Committee, as applicable, annually and may be increased, but not decreased, at the discretion of the Board of Directors of Employer (or its Compensation Committee).
     5. BONUS COMPENSATION. Employee shall be eligible to participate in Employer’s bonus plan which will allow an annual bonus target in an amount determined in the discretion of the Board of Directors of Employer (or its Compensation Committee). Employer shall determine, in its discretion, the terms and conditions of any bonus plan maintained by Employer and shall have the right to amend, modify or terminate any such bonus plan.
     6. OTHER BENEFITS. During the Term, Employer shall provide the following benefits to Employee:
          (a) Employee and Employee’s immediate family shall be entitled to participate in all group benefit programs, including, without limitation, medical and hospitalization benefit programs, dental care, life insurance or other group benefit plans of Employer as are now or hereafter provided by Employer or any Affiliate, in each case in accordance with the terms and conditions of each such plan.
          (b) Employer shall provide Employee with a monthly car allowance in such amount as is determined in the discretion of the Board of Directors of Employer (or its Compensation Committee).
          (c) Employee shall be reimbursed for actual, reasonable, ordinary and necessary business expenses incurred in the performance of Employee’s duties hereunder. Employee shall be reimbursed for such expenses upon presentation and approval of expense statements or written vouchers or other supporting documents as may be reasonably requested in advance by Employer and in accordance with Employer’s practices in effect from time to time.
     7. VACATION. Employee shall receive paid vacation for each year during the Term in accordance with Employer’s vacation policy, as in effect from time to time; provided, however, that Employee shall receive not less than four (4) weeks paid vacation for each year during the Term. Scheduling of vacation shall be subject to the prior approval of Employer (which approval shall not be unreasonably withheld). Vacation time shall not accrue, and in the event any vacation time for any year shall not be used by Employee prior to the end of such year or prior to termination of employment, it shall be forfeited.
     8. TERMINATION. Anything herein to the contrary notwithstanding, Employee’s employment hereunder shall terminate upon the first to occur of any of the following events:

          (a) Employee’s Disability;
          (b) Employee’s death;
          (c) Employee’s materially breaching this Agreement by the non-performance or non-observance of any material term or condition of this Agreement, which breach shall not be corrected within forty-five (45) days after receipt of written notice of same from Employer;
          (d) Employer terminates Employee’s employment hereunder without Cause prior to expiration of the Term, or Employee terminates Employee’s employment hereunder prior to the expiration of the Term;
          (e) Employer terminates Employee’s employment hereunder for Cause; or
          (f) Expiration of the Term, in the event that the Term is not extended by reason of Employer’s written notice of non-extension under Paragraph 2(c).
     9. SEVERANCE BENEFITS. Subject to the provisions of Paragraph 10 hereof, in the event:
          (a) Employee shall terminate his employment as a result of any of the following events occurring on or after the Effective Date: any material diminution by Employer in Employee’s function, duties, responsibility, importance, or scope from the position and attributes thereof described in Paragraph 3 hereof unless agreed to by Employee, or any change in location of the principal offices of Employer outside the metropolitan Atlanta, Georgia, area, or any requirement that Employee perform substantially all of his duties outside the metropolitan Atlanta, Georgia, area (and any such material diminution or relocation of Employer or Employee shall be deemed a continuing breach of this Agreement);
          (b) Employee’s employment shall be terminated by Employer without Cause under Paragraph 8(d); or
          (c) Employee’s employment terminates under Paragraph 8(f), then Employer shall immediately pay in cash to Employee the amount equal to one hundred percent (100%) of Employee’s then-effective annual Base Salary. Subject to Paragraph 10, such payment shall be made in a lump sum payment on the date of Employee’s separation from service, as defined in Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (or within 30 days thereafter).
     In addition, Employer shall continue to provide to Employee, for a period of twelve (12) months from said termination, the benefits enumerated in Paragraph 6(a) hereof.
     Notwithstanding anything in the Agreement to the contrary, in the event Employee obtains a full-time position with the Employer or any of its subsidiaries or affiliates after the execution of this Agreement but prior to the last day on which severance benefits are due under this Agreement, Employee understands and agrees that all severance benefits will cease immediately and that all liabilities and obligations of the Employer hereunder shall terminate.

     If Employer terminates Employee’s employment hereunder for Cause, Employee shall receive no severance benefits under this Paragraph 9.
     Effective as of the Effective Date, Employee waives and releases any and all rights and claims against the Employer or Reorganized Employer (or any Affiliate or Reorganized Affiliate), or the KERP, to any severance benefits under the KERP. Nothing herein shall affect Employee’s right to receive any “Stay Bonus” (as defined in the KERP) in accordance with the terms and conditions of the KERP.
     10. CONDITIONS TO BENEFITS. Anything in this Agreement to the contrary notwithstanding, to receive the benefits enumerated in Paragraph 9, Employee shall execute and agree to be bound by a release agreement substantially in the form attached to this Agreement as Exhibit A.
     11. COVENANT NOT-TO-SOLICIT. Employer and Employee acknowledge that, during Employee’s employment, Employer will spend considerable amounts of time, effort and resources in providing Employee with knowledge relating to the business affairs of Employer and the Affiliates, including Employer’s and the Affiliates’ trade secrets, proprietary information and other information concerning Employer’s and the Affiliates’ financing sources, finances, customer lists, customer records, prospective customers, staff, contemplated acquisitions (whether of business or assets), ideas, methods, marketing investigations, surveys, research, customers’ records and any other information relating to Employer’s and the Affiliates’ Business.
     To protect Employer from Employee’s solicitation of business from customers during the Restricted Period, Employee agrees that, subject to Paragraph 17 hereof, he shall not, directly or indirectly, for any person (including Employee himself), corporation, firm, partnership, proprietorship or other entity, other than Employer or an Affiliate, engaged in the Business, solicit business for transportation of automobiles and light trucks and related logistics services for any customer with whom the Employee had material contact during the twelve (12) month period immediately preceding the termination of Employee’s employment. Material contact includes personal contact with customers, the supervision of the efforts of others who have personal contact with the customers, and the receipt of confidential information of customers of Employer. This Paragraph 11 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.
     12. COVENANT NOT-TO-DISCLOSE. Employee agrees that during employment with Employer and for a period of three (3) years following the cessation of that employment for any reason, Employee shall not directly or indirectly divulge or make use of any Confidential Information or Trade Secrets (so long as the information remains a Trade Secret or remains confidential) without prior written consent of Employer. Employee further agrees that if Employee is questioned about information subject to this agreement by anyone not authorized to receive such information, Employee will promptly notify Employee’s supervisor(s) or an officer of Employer. This Agreement does not limit the remedies available under common or statutory law, which may impose longer duties of non-disclosure. For purposes of this Agreement, the following definition shall apply:

          (i) “Confidential Information” means information about Employer and its Employees, Customers and/or Suppliers which is not generally known outside of Employer, which employee learns of in connection with employee’s employment with Employer, and which would be useful to competitors of Employer. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (2) the terms upon which Employer obtains products or services from its vendors and sells them to customers; (3) the nature, origin, composition and development of Employer’s products; (4) the manner in which Employer provides products and services to its customers.
Confidential Information shall not include information which: (a) Employee can show was in his possession on a nonconfidential basis, was known to the public, or appeared in published literature, prior to disclosure of such Confidential Information, (b) becomes known to the public or appears in published literature through no act of the Employee subsequent to the time of the Employee’s receipt of such Confidential Information, or (c) is lawfully acquired by the Employee from a third party who is not in breach of any confidentiality agreement or obligation with the disclosing party with respect to such Confidential Information.
If the Employee is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement, the Employee will provide the Employer with prompt notice of such request so that the Employer may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, the Employee may furnish that portion (and only that portion) of the Confidential Information which, in the written opinion of Employee’s counsel, the Employee is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty; provided, however, that the Employee must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed.
          (ii) “Trade Secrets” means the trade secrets of Employer as defined under applicable law.
     13. COVENANT NOT-TO-INDUCE. Employee covenants and agrees that during the Restricted Period, he will not, directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, solicit, induce or attempt to solicit or induce an employee or other personnel of Employer and the Affiliates to terminate employment with such party. This Paragraph 13 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.
     14. COVENANT OF NON-DISPARAGEMENT AND COOPERATION. Employee agrees that he shall not, at any time during or following the Term, make any remarks disparaging the conduct or character of Employer or any of its current or former Affiliates, agents, employees, officers, directors, shareholders, successors or assigns (in the aggregate, such persons and entities are referred to herein as the “Protected Persons”); provided, however, that during the Term, Employer acknowledges and agrees that Employee may be required from time to time to make such remarks about Protected Persons for legitimate business purposes and if consistent with the discharge of Employee’s duties hereunder. In addition, following termination of Employee’s employment hereunder, Employee agrees to reasonably cooperate with Employer, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which Employee was involved during Employee’s employment with Employer. Employer shall reimburse Employee for travel and other related expenses approved by Employer incurred in providing such assistance. This Paragraph 14 shall survive the termination of this Agreement.
     15. COVENANT NOT TO COMPETE. Employer and Employee acknowledge that, by virtue of Employee’s responsibilities and authority, he will, during the course of Employee’s employment, be instrumental in developing, and will receive, highly confidential information concerning Employer and the Affiliates, their services, their trade secrets, their proprietary information, and other information concerning the business of Employer and the Affiliates, much of which is unavailable to persons of lesser responsibility and authority. Employee further acknowledges that the ability of such information to benefit a competitor or potential competitor of Employer shall cause irreparable harm, damage and loss to Employer and the Affiliates. To protect Employer and the Affiliates from Employee’s using or exploiting Employee’s information, Employee agrees that he shall not, for a period of twelve (12) months from the date of termination of this Agreement for any reason, perform substantially similar job duties or functions as those performed for Employer under this Agreement for any entity engaged in the Business in the 48 states of the continental United States of America (the “Restricted Territory”). This Paragraph 15 shall survive termination of this Agreement.
     16. SPECIFIC ENFORCEMENT. Employer and Employee expressly agree that a violation of the covenants contained in Paragraphs 11, 12, 13, 14 and 15 hereof, or any provision thereof, shall cause irreparable injury to Employer and that, accordingly, Employer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Employee from doing or continuing to do any such act and any other violation or threatened violation of said Paragraphs 11, 12, 13, 14 and 15 hereof.
     17. SEVERABILITY. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted; provided, however, if Paragraphs 11, 12, 13, 14 and 15 shall be declared invalid, in whole or in part, Employee shall execute, as soon as possible, a supplemental agreement with Employer, granting Employer, to the extent legally possible, the protection afforded by said Paragraphs. It is expressly understood and agreed by the parties hereto that Employer shall not be barred from enforcing the restrictive covenants contained in each of Paragraphs 11, 12, 13, 14 and 15 as each are separate and distinct, so that the invalidity of any one or more of said covenants shall not affect the enforceability and validity of the other covenants.

     18. INCOME TAX WITHHOLDING. Employer or any other payor may withhold from any compensation or benefits payable under this Agreement such Federal, State, City or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
     19. WAIVER. The waiver of a breach of any term of this Agreement by any of the parties hereto shall not operate or be construed as a waiver by such party of the breach of any other term of this Agreement or as a waiver of a subsequent breach of the same term of this Agreement.
     20. RIGHTS AND LIABILITIES UPON NOTICE OF TERMINATION. As soon as notice of termination of this Agreement is given, Employee shall immediately cease contact with all customers of Employer and shall forthwith surrender to Employer all customer lists, documents and other property of Employer then in Employee’s possession, compliance with which shall not be deemed to be a breach of this Agreement by Employee. Pending the surrender of all such customer lists, documents and other property to Employer, Employer may hold in abeyance any payments due Employee pursuant to this Agreement.
     21. ASSIGNMENT.
          (a) Employee shall not assign, transfer or convey this Agreement, or in any way encumber the compensation or other benefits payable to him hereunder, except with the prior written consent of Employer or upon Employee’s death.
          (b) The covenants, terms and provisions set forth herein shall be binding upon and shall inure to the benefit of, and be enforceable by, Employer and its successors and assigns; provided, Employer shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of Employer in accordance with the operation of law, and such successor shall be deemed the “Employer” for purposes of this Agreement.
     22. NOTICES. All notices required herein shall be in writing and shall be deemed to have been given when delivered personally or five (5) days after the date on which such notice is deposited in the U.S. Mail, certified or registered, postage prepaid, return receipt requested, addressed as follows, to wit:

If to Employer at:

160 Clairemont Avenue, Suite 200
Decatur, Georgia 30030
Attn: Thomas M. Duffy, General Counsel

If to Employee at:

or at such other addresses as may, from time to time, be furnished to Employer by Employee, or by Employer to Employee on the terms of this Paragraph.
     23. BINDING EFFECT. This Agreement shall be binding on the parties hereto and on their respective heirs, administrators, executors, successors and permitted assigns.
     24. ENFORCEABILITY. This Agreement contains the entire understanding of the parties and may be altered, amended or modified only by a writing executed by both of the parties hereto. This Agreement supersedes all prior agreements and understandings by and between Employer and Employee relating to Employee’s employment.
     25. APPLICABLE LAW. This Agreement and the rights and liabilities of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Georgia.
     26. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.
     IN WITNESS WHEREOF, Employee has hereunder set Employee’s hand, and Employer has caused this Agreement to be executed and delivered by its duly authorized officer, all as of the day and year first above written.

/s/ Hazen Dempster		/s/ Thomas H. King

Witness		THOMAS H. KING

ATTEST		ALLIED HOLDINGS, INC.

By:	/s/ Thomas M. Duffy	By:	/s/ Thomas M. Duffy

Secretary

		Title:	EVP and General Counsel

EXHIBIT A
SEVERANCE AGREEMENT AND FULL RELEASE
     This Severance Agreement and Full Release (“Release Agreement”) is made and entered into this            day of                     ,            (“Execution Date”) by and between Thomas H. King (“Employee.” a term which includes Employee, Employee’s spouse, and all assigns, heirs, and successors in interest) and Allied Holdings, Inc., a Georgia corporation (“Company,” a term which includes Company, its parent, subsidiary and affiliated organizations, their successors in interest, and their respective agents, Employees, officers, directors and attorney ).
     WHEREAS Employee and Company are parties to an employment agreement under which Employee is entitled to receive certain severance benefits under certain conditions, including the execution of this Release Agreement, and
     WHEREAS Employee and Company have mutually agreed that Employee is entitled to receive the severance benefits described in Employee’s employment agreement in consideration for the execution of this Release Agreement, it is hereby
AGREED AS FOLLOWS:
     1. TERMINATION OF EMPLOYMENT. Employee agrees that his/her employment relationship with Company has terminated or will terminate on [date], whereupon all benefits, privileges and authorities related thereto ceased, except as set forth herein.
     2. NO ADMISSION BY COMPANY. Company and Employee agree that the entry of the parties into this Release Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of Company.
     3. FUTURE COOPERATION. Employee AGREES that, notwithstanding Employee’s termination on the date specified above, Employee will make him/herself available upon reasonable notice to Company or its designated representatives for the purposes of: (1) Providing information regarding the projects, files and/or clients with whom Employee worked for the purpose of transitioning such projects, files and/or clients to other Company Employees as the result of Employee’s termination; (2) Providing information and/or testimony regarding any other matter, file, project and or client with whom Employee was involved while employed by Company.
     4. CONSIDERATION. Within ten days following the expiration of the revocation period described in Section 17 below, Company shall pay Employee [describe compensation] in consideration for Employee signing this Release Agreement and agreeing to its terms. Employee agrees and acknowledges that this is consideration to which Employee would not otherwise be entitled absent execution of this Release Agreement.
     5. OTHER BENEFITS. Nothing in this Release Agreement shall:

          (a) alter or reduce any vested, accrued benefits (if any) Employee may have to any pension benefits to which Employee may be entitled under any retirement or 401(k) plan established by Company;
          (b) affect Employee’s right (if any) to elect and pay for continuation of Employee’s health insurance coverage under the Health Benefit Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (C.O.B.R.A.).
          Employee shall receive his or her final paycheck for services rendered through [date] in the ordinary course of business according to the payroll policies and procedures of Company and subject to ordinary and lawful deductions. Employee waives any claim to any further compensation or benefits other than those expressly set forth in this Release Agreement.
     6. EMPLOYEE’S FULL RELEASE OF ALL CLAIMS AGAINST COMPANY. In consideration for the undertakings and promises of Company set forth in this Release Agreement, Employee unconditionally releases, discharges, and holds harmless Company, its corporate affiliates, officers, directors, shareholders, Employees, agents, insurers and attorneys as individuals; and the successors and assigns of each (collectively referred to as “Releasees”), from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively referred to as “claims”), that Employee had, has, or might claim to have against Releasees at the time Employee executes this Release Agreement, including but not limited to any and all claims:
          (a) arising from Employee’s employment, pay, bonuses, vacation or any other Employee benefits, and other terms and conditions of employment or employment practices of Company;
          (b) relating to the termination of Employee’s employment with Company or the surrounding circumstances thereof;
          (c) relating to payment of any attorney’s fees for Employee;
          (d) based on discrimination on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;
          (e) based on any contract, tort, whistleblower, personal injury wrongful discharge theory or other common law theory.

     7. EMPLOYEE’S COVENANT NOT TO SUE OR ACCEPT RECOVERY. Employee covenants not to sue Company or any party released herein on account of any claim released hereby, or to encite, assist or encourage others to bring claims against Company. Employee further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.
     8. NO INTEREST IN REINSTATEMENT. Employee hereby acknowledges that Employee has no interest in reinstatement, reemployment or employment with Company, and Employee forever waives any interest in or claim of right to any future employment by Company. Employee further covenants not to apply for future employment with Company.
     9. CONFIDENTIALITY. Except as otherwise expressly provided in this paragraph, Employee agrees that the terms, amount of consideration, conditions of this Release Agreement are and shall be deemed to be confidential and hereafter shall not be disclosed by Employee to any other person or entity. The only disclosures excepted by this paragraph are (a) as may be required by law; (b) Employee may tell prospective employers the dates of Employee’s employment, positions held, evaluations received, Employee’s duties and responsibilities and salary history with Company; (c) Employee may disclose the terms and conditions of this Release Agreement to Employee’s attorneys and tax advisers; and (d) Employee may disclose the terms and conditions of this Release Agreement to Employee’s spouse (if any); provided, however, that Employee makes Employee’s spouse, attorneys and/or tax advisers aware of the confidentiality provisions of this paragraph, and further provided that Employee will be responsible for any breaches of this confidentiality paragraph by his/her spouse, attorneys or tax advisers to the same extent as if Employee had directly breached this paragraph.
     10. NO HARASSING CONDUCT. Employee further agrees and promises that Employee will not induce or incite claims of discrimination, wrongful discharge, breach of contract, tortious acts, or any other claims against Company by any other person or entity, that Employee shall not undertake any harassing or disparaging conduct directed at any of the parties, and that Employee shall refrain from making any negative or derogatory statements concerning Company at any time in the future. Provided, however, this provision may not be used to restrict the exercise of Employee’s rights under local, state or federal law.
     11. CONSTRUCTION OF RELEASE AGREEMENT AND VENUE FOR DISPUTES. This Release Agreement shall be deemed to have been jointly drafted by the parties, and shall not be construed against any party. It shall be governed by the law of the State of Georgia, and the parties agree that any actions arising out of or relating to the interpretation or enforcement of this Release Agreement must be brought exclusively in either the Superior Court of DeKalb County, Georgia or the United States District Court for the Northern District of Georgia. The parties consent to the personal jurisdiction and venue of such courts and waive all possible objections thereto.
     12. SEVERABILITY. The parties agree that the provisions of this Release Agreement shall be construed in favor of their reasonable nature, legality, and enforceability, in that any reading causing unenforceability shall yield to a construction permitting enforceability. If any single provision or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Release Agreement.
     13. NO RELIANCE UPON OTHER STATEMENTS. This Release Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Release Agreement.
     14. ENTIRE UNDERSTANDING. The parties acknowledge that this Release Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, and that it may not be modified other than in a writing signed by the parties hereto. Any provisions of any employment agreement between Employee and Company which survive termination or cessation of Employee’s employment by their terms, including, without limitation, restrictive covenants, shall be unaffected by this Release Agreement.
     15. NO WAIVER. Any failure by any party to enforce any of their rights and privileges under this Release Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.
     16. FULL AND KNOWING RELEASE. By signing this Release Agreement, Employee certifies that:
          (a) Employee has carefully read and fully understands the provisions of this Release Agreement;
          (b) Employee was advised by Company in writing, via this Release Agreement, to consult with an attorney before signing this Release Agreement;
          (c) Company hereby allows Employee a reasonable period of time from its initial presentation to Employee (at least 21 days) to consider this Release Agreement before signing it, should Employee so desire; and,
          (d) Employee agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.
     17. REVOCATION OF RELEASE AGREEMENT. Employee may revoke this Release Agreement within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by [name, title] at the offices of Company at [address, city, state]. Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration of this seven (7) days period.
     IN WITNESS WHEREOF the undersigned hereunto set their hands to this Release Agreement on the dates written below.

     Executed this            day of                                          ,                     .

EMPLOYEE	ALLIED HOLDINGS, INC.

THOMAS H. KING	By: [insert name, title]

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